UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-23929

                       GAY ENTERTAINMENT TELEVISION, INC.
             (Exact Name of Registrant as specified in its charter)

   7 East 17th Street, Third Floor, New York, New York 10003, (212) 255-8824
    (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                    Common Stock $0.0001 par value per share
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [x]
            Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
            Rule 12h-3(b)(1)(i)  [x]      Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 19

         Pursuant to the requirements of the Securities Exchange Act of 1934 CompScript, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 12, 1998                     BY: /s/ MARVIN SCHWAM
                                             -----------------------------------
                                             Name:  MARVIN SCHWAM
                                             Title: Chief Executive Officer
                                                    and President